Exhibit 99.1

Corautus Genetics Announces Collaboration for Phase I Trial for the Treatment
of Critical Limb Ischemia with VEGF-2

          ATLANTA, Jan. 11 /PRNewswire-FirstCall/ -- Corautus Genetics Inc. (Nasdaq: VEGF) announced today that it has entered into an agreement through which it will support the clinical trial of Caritas St. Elizabeth’s Medical Center of Boston (CSEMC) evaluating the safety and efficacy of VEGF-2 for the treatment of patients suffering with moderate or high-risk Critical Limb Ischemia (CLI).

          Under the agreement, Corautus will provide its proprietary vascular endothelial growth factor, VEGF-2, to CSEMC for evaluation in a 64-patient, Phase I trial for the treatment of CLI.  CSEMC is the sponsor of this clinical trial which will be conducted under a funding grant from the National Institutes of Health (“NIH”). If Phase I trial data is promising, Corautus has the right to utilize and reference the CSEMC clinical trial data as part of its own CLI clinical program.  In July 2003, Corautus entered into a strategic alliance with Boston Scientific Corporation (NYSE: BSX) to develop, commercialize and distribute the VEGF-2 gene therapy products which includes treatment(s) in the peripheral vascular system, such as CLI.

          Richard Otto, president and chief executive officer of Corautus, stated, “We are pleased to expand our collaboration with such a prestigious research institution as Caritas St. Elizabeth’s Medical Center. CSEMC is also conducting an ongoing Phase I clinical study evaluating VEGF-2 for the treatment of diabetic neuropathy as part of an agreement we entered into in August 2005, which also is being funded by the NIH.  These agreements collectively enable us to expand our potential therapeutic pipeline with indications that address very large medical needs, while allowing us to maintain our focus and our resources on completing our ongoing GENASIS trial.”

          Dr. Douglas W. Losordo, program director of NIH Grant for Excellence in Gene Therapy and Chief, Cardiovascular Research CSEMC, said, “Patients with CLI, a severe form of peripheral artery disease, have few treatment options once the disease has progressed to this stage.  Following significant research, pre-clinical testing, and smaller human studies, we concluded that VEGF-2 holds potential as a new therapy for a large patient population with few therapeutic alternatives.”

          VEGF-2 is a naturally occurring growth factor that is believed to promote the development of supplemental collateral blood vessels, a process known as therapeutic angiogenesis. Once administered, the DNA plasmid appears to be taken up and expressed by tissue near the injection site. Inside the cell the DNA plasmid then enters the nucleus of the cell without requiring incorporation into the genomic DNA. The clinical trial being undertaken by CSEMC expects to evaluate whether the expression of DNA-encoded VEGF-2 will stimulate the growth of new blood vessels by promoting the migration and proliferation of endothelial cells, thereby increasing blood flow to nerve cells in the area.

          Corautus is currently conducting GENASIS, a multicenter, randomized, double- blind, placebo-controlled Phase IIb trial of 404 patients, to evaluate the safety and efficacy of VEGF-2 for the treatment of severe angina associated with coronary artery disease.

          About Critical Limb Ischemia

          CLI is a severe manifestation of peripheral artery disease that can necessitate partial or complete amputation of the affected limb (usually a leg).  CLI is characterized by persistent ischemic rest pain in the affected limb and is often accompanied by skin ulceration that does not improve without clinical intervention.  The diminished healing ability and persistent or recurring limb pain are due to chronic decreased blood circulation to the limb, typically resulting from atherosclerosis.  The risk factors for CLI, therefore, are similar to those linked to coronary artery disease and include advanced age, smoking, diabetes, hyperlipidemia and hypertension.  The worldwide incidence of CLI has been estimated to be 500 to 1,000 cases per million people per year.

          About Corautus Genetics Inc.

          Corautus Genetics Inc. is a biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the Vascular Endothelial Growth Factor-2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. For more information, please visit www.corautus.com.

          About Caritas St. Elizabeth’s Medical Center

          Caritas St. Elizabeth’s Medical Center is a major academic medical center affiliated with Tufts University School of Medicine. Areas of medical excellence include cardiology and cardiovascular research, neurosciences, women’s health, high-risk obstetrics, bone and joint health, hematology/oncology, pulmonary medicine and gastroenterology. Caritas St. Elizabeth’s is a member of Caritas Christi Health Care, the second largest health care system in New England.

          Forward-Looking Statements

          This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address the benefits of expanding the medical conditions we seek to treat, including diabetic neuropathy and critical limb ischemia, and those that address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our ongoing cardiovascular clinical trial, including its costs, potential benefits from manufacturing agreements, the potential benefits from previous clinical trials, sufficient and timely enrollment of suitable patients in our clinical trial, future results of operations or our financial condition, adequacy of funding, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ 2004 Annual Report on Form 10-K which was filed on March 22, 2005, which are incorporated by reference into this press release. All forward-looking statements included in this press release are based on information available to Corautus on the date hereof, and Corautus assumes no obligation to update such forward-looking statements.

CONTACTS:
Michael K. Steele
Corautus Genetics Inc.
404-526-6212
msteele@corautus.com

Kim Golodetz
Lippert/Heilshorn & Associates
212-838-3777
kgolodetz@lhai.com

Bruce Voss
Lippert/Heilshorn & Associates
310-691-7100
bvoss@lhai.com

SOURCE  Corautus Genetics Inc.
          -0-                                                            01/11/2006
          /CONTACT:  Michael K. Steele of Corautus Genetics Inc., +1-404-526-6212, or msteele@corautus.com ; or Kim Golodetz, +1-212-838-3777, or kgolodetz@lhai.com , or Bruce Voss, +1-310-691-7100, or bvoss@lhai.com , both of Lippert/Heilshorn & Associates for Corautus Genetics Inc./
          /Web site:  http://www.corautus.com/